                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14a INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement          [ ]  Confidential, for Use of the
                                               Commission Only (as permitted by
                                               Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                            POOL ENERGY SERVICES CO.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

   [X]  No fee required.

   [ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

   (1)  Title of each class of securities to which transaction applies:

        -----------------------------------------------------------------------

   (2)  Aggregate number of securities to which transaction applies:

        -----------------------------------------------------------------------

   (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        -----------------------------------------------------------------------

   (4)  Proposed maximum aggregate value of transaction:

        -----------------------------------------------------------------------

   (5)  Total fee paid:

        -----------------------------------------------------------------------

   [ ]  Fee paid previously with preliminary materials.

   [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or Schedule and the date of its filing.

   (1)  Amount Previously Paid:

        -----------------------------------------------------------------------

   (2)  Form, Schedule or Registration Statement No.:

        -----------------------------------------------------------------------

   (3)  Filing Party:

        -----------------------------------------------------------------------

   (4)  Date Filed:

        -----------------------------------------------------------------------

                                 April 6, 1999




Dear Shareholder:

You are cordially invited to attend the Annual Meeting of Shareholders of Pool Energy Services Co. to be held on Thursday, May 6, 1999 at 10375 Richmond Avenue, Houston, Texas, commencing at 10:00 a.m.

As you are probably well aware, the Company has recently signed a merger agreement with Nabors Industries, Inc. We anticipate this transaction will be consummated near the end of the second quarter of 1999, although the timing is subject to certain conditions set forth in the merger agreement. While the merger is pending, it is appropriate for the Company to continue conducting its affairs in a normal manner, including holding its Annual Meeting in accordance with the Bylaws.

At this meeting you are being asked to elect two directors and to ratify the appointment of independent auditors. These matters are discussed in greater detail in the accompanying Proxy Statement.

Your Board of Directors recommends a vote FOR the election of both of the nominees for directors and FOR ratification of independent auditors.

Regardless of the number of shares you own or whether you plan to attend, it is important that your shares are represented and voted at the meeting. You are requested to sign, date and mail the enclosed proxy promptly.

                                   Sincerely,

                                   /s/ J. T. JONGEBLOED
                                   J. T. Jongebloed
                                   Chairman, President and
                                   Chief Executive Officer

                            POOL ENERGY SERVICES CO.

                             10375 Richmond Avenue
                              Houston, Texas 77042

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD ON MAY 6, 1999



TO THE SHAREHOLDERS OF
POOL ENERGY SERVICES CO.:                                     APRIL 6, 1999

         The Annual Meeting of the Shareholders of Pool Energy Services Co. (the "Company") will be held at 10375 Richmond Avenue, Houston, Texas, on May 6, 1999, at 10:00 a.m., for the following purposes:

         1.       To elect two Class II directors.

         2. To ratify the appointment of Deloitte & Touche LLP as independent auditors of the Company for the year 1999.

         3. To transact such other business as may properly come before the meeting.

         Shareholders of record at the close of business on March 22, 1999 are entitled to notice of and to vote at the meeting and any adjournment thereof.

         All shareholders are cordially invited to attend the meeting.

                                       By Order of the Board of Directors,


                                       /s/ Geoffrey Arms
                                       Geoffrey Arms
                                       Corporate Secretary





===============================================================================
                            YOUR VOTE IS IMPORTANT.


         PLEASE SIGN, DATE AND RETURN THE ACCOMPANYING PROXY PROMPTLY.
===============================================================================

                            POOL ENERGY SERVICES CO.
                             10375 Richmond Avenue
                              Houston, Texas 77042

                                PROXY STATEMENT
                                      FOR
                         ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD ON MAY 6, 1999

     The following information is submitted concerning the enclosed form of proxy and the matters to be acted upon under the authority thereof at the Annual Meeting of Shareholders of the Company to be held at 10375 Richmond Avenue, Houston, Texas, on the 6th day of May, 1999, at 10:00 a.m., or any adjournment thereof, pursuant to the Notice of Meeting. This Proxy Statement and the enclosed form of proxy are first being sent to holders of the Company's Common Stock on or about April 6, 1999.

                          INFORMATION CONCERNING PROXY

         Proxies are being solicited on behalf of the Board of Directors of the Company from holders of the Company's common stock, no par value ("Common Stock"). Any proxy may be revoked by a shareholder at any time prior to the exercise thereof by filing with the Corporate Secretary of the Company a written revocation or a duly executed proxy bearing a later date. The proxy also shall be revoked if the shareholder is present at the meeting and elects to vote in person.

         All duly executed proxies will be voted in accordance with the instructions given. Any duly executed proxies for which no instructions are given (and which have not been revoked or suspended before they are voted) will be voted (1) FOR the election as directors of the two nominees named below, and
(2) FOR ratification of the appointment of Deloitte & Touche LLP as the Company's independent auditors for 1999. All duly executed proxies also will be voted in accordance with the recommendation of the Board of Directors as to any other matters that may properly come before the meeting.

         The cost of solicitation of proxies will be borne by the Company. In addition to the use of the mail, employees of the Company, who will not receive any additional compensation for their activities, may solicit proxies by telephone or other means of communication. Upon request, the Company will reimburse brokers, dealers, bankers, and trustees, or their nominees, for reasonable expenses incurred by them in forwarding proxy material to beneficial owners of shares of Common Stock.

                               VOTING SECURITIES

         The securities of the Company entitled to vote at the Annual Meeting consist of 21,205,054 shares of Common Stock outstanding on March 22, 1999 (the "Record Date"). Each such share of Common Stock entitles the holder to one vote on each matter that is submitted to a vote at the meeting. Only shareholders of record on the Record Date will be entitled to vote at the meeting. The Articles of Incorporation of the Company prohibit cumulative voting. Directors will be elected by a plurality of the votes cast unless otherwise required by law. All other matters to be considered at the meeting will be decided by the affirmative vote of the holders of a majority of the shares present or represented by proxy and entitled to vote at the Annual Meeting.

         For purposes of a vote on any matter that requires for adoption the affirmative vote of a majority of the shares present or represented by proxy and entitled to vote at the Annual Meeting: (i) shares as to which the holder abstains from voting effectively will constitute a "no" vote because such shares nevertheless are considered present and entitled to vote, and (ii) shares held in "street name" by a broker or other nominee who does not have discretionary voting authority to vote such shares on the particular matter (a "broker non-vote") are not counted as shares entitled to vote on such matter.

1.  ELECTION OF DIRECTORS

         Pursuant to the Company's Bylaws, the Board of Directors is required to consist of at least two, but not more than ten directors, which number shall be determined by the Board of Directors from time to time. The Board of Directors currently consists of six members. The Bylaws of the Company provide for three classes of directors, designated as Class I, Class II and Class III. At the expiration of the term of each class, the directors of that class are elected for a term of three years and until their successors have been elected and qualified. Class II directors are to be elected at the Annual Meeting, to serve for terms expiring in the year 2002. Unless contrary instructions are set forth in the proxy, the persons named in the proxy will vote all shares represented by duly executed proxies for the election as directors of the two nominees named below. Should either of the nominees named herein become unable or unwilling to serve as a director, the persons acting under authority of the proxies will vote for the election, in the nominee's stead, of such other person as the Board of Directors shall nominate. The Board of Directors has no reason to believe that either of the nominees will be unable or unwilling to serve if elected.

                                   DIRECTORS

         The following table sets forth the name, age, and principal occupation or employment during the past five years of each director of the Company, as well as certain other directorships held by each such person and his period of service as a director of the Company.

                                                                                                     Director
                                                                                                   Continuously
CLASS II DIRECTOR NOMINEES                                                                            Since
--------------------------                                                                            -----

DENNIS R. HENDRIX, 59.  Mr. Hendrix has been a director of  the Company                                1998
   since September 1998. Mr. Hendrix served as Chief Executive Officer of
   PanEnergy Corp. from 1990 to 1995 and served as its Chairman from 1990 until
   1997, when the company was merged with Duke Power to form Duke Energy
   Corporation. Mr. Hendrix serves as a director of Allied Waste Industries,
   Inc., Duke Energy Corporation, Newfield Exploration Company, Chase Bank of
   Texas and National Power, P.L.C.

JOHN F. LAULETTA, 54.  Mr.  Lauletta  has  been a director of  the                                     1998
   Company since August 1998 and currently serves as a member of the
   Compensation Committee.  Mr. Lauletta has served as President and
   Chief Executive Officer of Tuboscope, Inc. since 1996.  Prior to that time, Mr. Lauletta served as President and Chief Executive Officer of Drexel Oil Field Services, Inc.

CLASS I CONTINUING DIRECTORS  [Terms Expiring in 2001]

WILLIAM H. MOBLEY, 57.   Dr. Mobley  is  President  and  Managing                                      1990
   Director  of PDI Global Research Consortia, Ltd., an international management research and consulting firm. He was previously a professor in the Graduate School of Business at Texas A&M University from 1980 to 1996.
   From 1993 to 1994 he was Chancellor of the Texas A&M University System, and
   from 1988 to 1993 he was President of Texas A&M University. He is also a director of Medici Medical Group, Inc.

JOSEPH  R.  MUSOLINO, 62.   Mr. Musolino  is Vice Chairman-Texas                                       1994
   of NationsBank, N.A. and has served in such capacity for more than the last five years.  He also serves as a director of Justin Industries,
   Inc.

CLASS III CONTINUING DIRECTORS  [Terms Expiring in 2000]

JAMES T. JONGEBLOED, 57.  Mr. Jongebloed has been Chairman since                                       1989
   1994 and President and Chief Executive Officer of the Company
   since 1990. He served as President and Chief Operating Officer from 1989 to
   1990 and in various executive positions with the Company since 1978.

JAMES L. PAYNE, 62.      Mr. Payne has been Chairman of the Board,                                     1992
   Chief Executive Officer and a director of Santa Fe Energy Resources,
   Inc. since 1990.  He was President of Santa Fe Energy Resources,
   Inc. from 1990 to 1998.

BOARD COMMITTEES
          The Board of Directors has established the following standing committees:

       Committee                                  Current Members
       ---------                                  ---------------
    Audit/Finance                     Messrs. Musolino (Chairman) and Mobley
    Compensation                      Messrs. Payne (Chairman) and Lauletta
    Directors' Nominating             Messrs. Payne (Chairman) and Jongebloed

          The principal functions of the Audit/Finance Committee are to select a firm of independent certified public accountants whose duty is to examine the consolidated financial statements of the Company, to review the general scope of services to be rendered by the independent public accountants, to review the financial condition and results of operations of the Company and to make inquiries as to the adequacy of the Company's financial and accounting controls. The principal function of the Compensation Committee is to review employee compensation matters and to oversee the administration of the Company's employee benefit plans. The function of the Directors' Nominating Committee is to recommend nominees for election to the Board of Directors. The Directors' Nominating Committee will consider one or more persons recommended by a shareholder as nominees for election to the Board of Directors if such shareholder submits the name of each such person in writing to the committee, in care of the Corporate Secretary of the Company, together with a full statement of such person's qualifications and a written consent indicating his or her willingness to serve. Any such submission must be received no later than the date specified for submission of shareholder proposals in "Information Concerning Shareholder Proposals" hereinbelow.

MEETINGS OF THE BOARD AND BOARD COMMITTEES
          The Board of Directors met 12 times during the year ended December 31, 1998, and the Audit/Finance, Directors' Nominating and Compensation committees met four, one, and six times, respectively. During the year, no incumbent director attended fewer than 75 percent of the total number of meetings held by the Board and by all Board committees of which he was a member.

COMPENSATION OF DIRECTORS

          Each director who is not an employee of the Company is currently compensated by an annual cash retainer fee of $12,000 and, pursuant to the Company's 1996 Directors' Stock Incentive Plan (the "1996 Plan"), an annual grant of 1,000 shares of Common Stock. The shares of Common Stock may not be sold or transferred by the director for a period of one year after the grant and are subject to forfeiture if the director resigns as director prior to completion of the one year period. The restriction is deemed satisfied in the event of a change in control of the Company. The proposed merger of the Company with a subsidiary of Nabors Industries, Inc. (the "Nabors Merger") would constitute a change in control as contemplated by the 1996 Plan. Directors also receive a fee of $1,000 for each Board or Board committee meeting attended. If more than one meeting is held on the same day, however, full payment is made for only one meeting and the fee for each additional meeting attended that day is $800. In addition, a $2,000 per annum fee is paid for service on a Board committee, with an additional $1,500 per annum paid to the chairman of a Board committee. Directors who are employed by the Company receive no additional compensation for service as members of the Board or any committee of the Board.

          Also, under the Company's 1996 Plan, each director who is not a full-time employee of the Company automatically receives an initial grant of an option to purchase 8,000 shares of Common Stock upon being elected or appointed to the Board of Directors for the first time (the "Initial Option Grant") and receives an additional option to purchase 4,000 shares of Common Stock on the date of each Annual Meeting of Shareholders after the year in which the Initial Option Grant occurred (the "Annual Option Grant"). The exercise price of the options is equal to the fair market value per share of Common Stock on the date an option is granted. Each option granted under the 1996 Plan becomes exercisable generally one year from the date of grant and expires ten years after the date of the grant. Options granted under the 1996 Plan become fully vested upon the occurrence of a change in control of the Company. If a participant's service as a director terminates by reason of disability, death, the failure of the Board to nominate him for reelection other than for "cause," as defined in the 1996 Plan, or his ineligibility for reelection pursuant to the age limitation imposed by the Company's Bylaws, his options may be exercised for up to one year after the date of the disability, death or termination. If a director's service terminates because he decides not to stand for reelection, or if he becomes a full-time employee, his options may be exercised for up to three months after such event, and, if his service terminates for any other reason, except for "cause," his options may be exercised for up to five business days after such termination. In the event a director's service terminates for "cause" his options will become immediately null and void. Provision is made in the 1996 Plan for adjustments of options in cases of mergers, stock splits and similar capital reorganizations.

          Directors of the Company who were in office prior to May 1996 may also hold options previously granted pursuant to the 1991 Directors' Stock Option Plan which has terms and conditions similar to those of the 1996 Plan.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

          No member of the Compensation Committee (i) was, during 1998, an officer or employee of the Company or any of its subsidiaries, (ii) was formerly an officer of the Company or any of its subsidiaries, or (iii) had any relationships required to be disclosed by the Company under the rules of the Securities and Exchange Commission.

INDEMNITY ARRANGEMENTS

          The Company's Bylaws obligate the Company to indemnify any person who is or was a director, officer, employee or agent of the Company to the fullest extent that a corporation may or is required to grant indemnification to a director under the Texas Business Corporations Act. The Company's Articles of Incorporation, as amended, further provide that a director of the Company shall not be liable to the Company or its shareholders for monetary damages for any act or omission in such director's capacity as a director of the Company, in each case to the fullest extent permitted by Texas law.

          In October 1998, the Company entered into indemnity agreements pursuant to which the Company will indemnify directors against liabilities arising from their serving as directors and will advance the expenses of defending against such liabilities. Such agreements, which were designed to implement the indemnification provisions of Texas law to the maximum practicable extent, set forth, among other things, the standards of conduct required for a director to receive indemnification, the methods of securing approval for indemnity payments and the procedural requirements necessary to secure the advancement of expenses.


                         COMPENSATION COMMITTEE REPORT
                                       ON
                             EXECUTIVE COMPENSATION


This report of the Compensation Committee (the "Committee") sets forth the Company's policy with respect to executive officer compensation and describes the basis for 1998 compensation determinations made by the Committee with respect to the Chief Executive Officer and other executive officers of the Company.

Compensation Philosophy

The Company's philosophy with regard to executive compensation is to:
   - Provide a competitive total compensation package consistent with industry practice that enables the Company to attract and retain key executives.

   - Structure incentive compensation so as to focus executive attention and effort on the fulfillment of the Company's financial objectives, and on the appreciation of the value of the Company's stock.

Compensation Program Elements

The elements of the Company's compensation program for executive officers are as follows:

          BASE SALARY - Base salary levels are largely determined through comparisons with compensation paid to executives of companies of similar size and complexity as the Company within the industry. The Committee attempts to ensure that such pay levels are competitive within a range that the Committee considers to be reasonable and necessary. The Committee utilizes for this purpose surveys and the assistance of outside consultants as well as market information from other sources and takes into consideration the Company's performance both in absolute terms and in comparison with other companies in the industry. With respect to the compensation of officers other than the Chief Executive Officer, the Committee, in addition to using survey data, gives strong consideration to the recommendations of the Chief Executive Officer which are based as to each such executive officer largely on performance, longevity and responsibilities.

         ANNUAL INCENTIVE COMPENSATION - The Company's executive officers are eligible to participate in management bonus plans established from time to time, typically on an annual basis, which provide for bonus awards based on attaining or exceeding specified financial and other performance objectives. Under the bonus plan that was in effect for 1998, bonus awards were based on a net earnings goal, an EBITD(1) goal and on return to shareholders in comparison with a peer group of companies. For certain executives, a safety performance goal was also added. Provision was made for awards under such plan to be increased, in the event performance goals were exceeded by specified amounts, to a maximum of twice the amount that would be awarded for attaining the targeted performance objectives. Actual awards were subject to decreases or increases on the basis of the Committee's evaluation of the Company's and/or the executive's performance, although no such discretionary action was taken. The plan also provided that, at the Committee's discretion, up to 50 percent of any bonuses payable for 1998 could be paid in Company stock, and the Committee directed that 44 percent of the 1998 bonuses would be paid in shares of restricted stock (restricted for a period of one year of continuing service after receipt, except for earlier retirement, death, disability or change in control). Amounts paid in stock were, in accordance with the terms of the plan, increased by 15 percent.

         LONG TERM INCENTIVE COMPENSATION - Executive officers also participate in a long term incentive compensation program. For 1998, award opportunities were established for each executive officer under which awards will be made based on performance over a three-year


--------
         (1)EBITD is earnings before interest, income taxes, depreciation/amortization and minority interest.

period ending December 31, 2000. The awards, if earned, are to be paid solely in restricted stock (50 percent restricted for one year and 50 percent restricted for two years of continuing service after the end of the plan period, except for earlier retirement, death, disability or change in control), provided, however, that to the extent sufficient shares are not available for such purpose under the Company's Stock Incentive Plan, award payouts will be made in cash. Entitlement to receive awards is based 50 percent on EBITD performance and 50 percent on total return to shareholders compared to that of a peer group of companies over the three-year period. Target awards are based on a percentage of each recipient's annual salary in effect at the beginning of the performance period, and the number of shares to be received is based on the average price of the Company's Common Stock during a specified period just prior to the beginning of the performance period. The target awards will be increased by up to 50 percent in the event performance goals are exceeded by specified amounts. For 1999, a similar plan has been adopted under which awards will be made based on performance over a three-year period ending December 31, 2001. Target awards under the 1999 plan are based 25 percent on EBITD performance, 25 percent on total return to shareholders as compared to a peer group of companies, 25 percent on Common Stock performance compared to the Standard & Poor's 500 Index, and 25 percent on price appreciation of the Common Stock.

         STOCK INCENTIVE PLAN - The Company has an Employee Stock Incentive Plan (the "Stock Incentive Plan") pursuant to which executive officers and other employees, from time to time, may be granted nonqualified options to purchase Company Common Stock. The exercise price of all such stock options is the market price of the shares on the date the option is granted, and the realization of any value is, therefore, totally dependent on future stock price appreciation. This is intended to provide added incentive to work for the continued growth and success of the Company. The Stock Incentive Plan also permits the Committee to make awards to executive officers and other employees, in lieu of cash compensation, of (i) Restricted Stock (shares of Common Stock that are subject to such vesting requirements or other restrictions as the Committee shall establish), and (ii) Bonus Stock (shares of Common Stock that are not subject to vesting or other restrictions). All options granted under the Stock Incentive Plan vest and become fully exercisable, and restrictions on Restricted Stock issued pursuant to the Stock Incentive Plan will be deemed satisfied, in the event of a change in control of the Company.

         SAR/PHANTOM STOCK PLAN - The Company has a plan (the "SAR/Phantom Stock Plan") pursuant to which executive officers and other employees, from time to time, may be granted Stock Appreciation Rights and/or Phantom Stock awards. A Stock Appreciation Right is the right to receive, upon the exercise thereof, cash in an amount equal to the excess of the fair market value of a share of the Company's Common Stock on the date of exercise over the base price of the Stock Appreciation Right. A Phantom Stock award represents the right to receive cash in an amount equal to the fair market value of a corresponding number of shares of Common Stock, which vests over a period of time or upon the occurrence of an event (including, without limitation, a change in control) as established by the Committee, without any payment to the Company by the participant (except to the extent otherwise required by law). The SAR/Phantom

Stock Plan is administered by the Committee, and the Committee determines eligibility and grants all awards thereunder.

No awards of Stock Appreciation Rights or Phantom Stock have yet been made under the SAR/ Phantom Stock Plan.

The Committee's overall objective in structuring incentive compensation for executive officers and other key personnel is to deliver competitive levels of compensation for the attainment by the Company of short-term and long-term financial objectives that the Committee believes will favorably influence the Company's stock price over time. The Committee further believes that compensating employees who have substantial responsibility for the management and growth of the Company with Company stock, and providing such persons with opportunities to benefit directly from increases in the value of Company stock, will also align their interests more closely with those of other shareholders and provide additional incentive to enhance the profitable growth of the Company.

1998 Compensation

The base salary level approved by the Committee in 1998 for Mr. Jongebloed, as Chairman, President and Chief Executive Officer, was established on the basis of (i) personal performance, (ii) Company performance, and (iii) comparison with salaries for chief executive officers of several well-recognized companies in the same industry as the Company, as reported by an outside consultant, Hay Management Consultants ("Hay"). Such base salary level amounted to a 4.3 percent increase over his previous base salary which had been in effect for the previous 14 months. Mr. Jongebloed's bonus compensation for 1998 was calculated and paid pursuant to the Company's 1998 Senior Executive Bonus Plan and was based on the Company's attaining or exceeding goals based on (i) EBITD performance compared to budget and (ii) return to shareholders compared to that of a peer group of companies. The bonus earned was approximately 41 percent of the maximum bonus attainable under the Plan.

The Committee approved base salary levels in 1998 for other executive officers based on recommendations by the Chief Executive Officer and Hay's recommendations. Bonuses for 1998 were paid to executive officers pursuant to the terms of the Company's 1998 Senior Executive Bonus Plan and were determined on the basis of the Company's financial and safety performance for the year. Each of the executive officers received a bonus based on the Company's attaining or exceeding the EBITD and return to shareholders goals mentioned above, and some also received amounts for attaining or exceeding operating unit net income and safety goals. These bonuses were on average approximately 51 percent of the maximum bonuses attainable under the Plan.

Stock option grants pursuant to the Stock Incentive Plan were made to Mr. Jongebloed and other executive officers in 1998, as reflected in the Option Grants Table, on the basis of Hay's recommendations, each executive's personal performance and the desire to link Company performance to compensation.

Compliance with Internal Revenue Code Section 162(m)

No formal policy has been adopted by the Company with respect to qualifying compensation paid to its executive officers for an exemption from the limitation on deductibility imposed by Section 162(m) of the Internal Revenue Code. The Company believes that all compensation paid to its executive officers during 1998 will qualify for deductibility because no executive's compensation is expected to exceed the dollar limitations of such provision.

                                       COMPENSATION COMMITTEE

                                       J. L. Payne, Chairman
                                       J. F. Lauletta

                           SUMMARY COMPENSATION TABLE

          The following table sets forth information concerning the compensation paid to the Chief Executive Officer and to each of the other four persons who were the most highly compensated executive officers of the Company in 1998 for services rendered in all capacities to the Company for the years ended December 31, 1998, 1997 and 1996:


                                                                                LONGTERM COMPENSATION
                                              ANNUAL COMPENSATION                        AWARDS
                                    -----------------------------------------   ---------------------
                                                                                                   SHARES
                                                                    OTHER       RESTRICTED        UNDERLYING
                                                                   ANNUAL          STOCK            STOCK      ALL OTHER
                                            SALARY  BONUS(1)   COMPENSATION(3)    AWARDS           OPTIONS   COMPENSATION(1)(2)(4)
NAME AND PRINCIPAL POSITION YEAR    YEAR      ($)     ($)            ($)            ($)              (#)           ($)
--------------------------------    ----    ------  --------   --------------    -------         ---------   ---------------
J. T. Jongebloed                    1998   466,077   226,550          -             -0-           150,000        15,202
  Chairman, President and           1997   437,461   336,000          -             -0-            50,000        12,850
  Chief Executive Officer           1996   404,423   303,615          -             -0-            60,779           250

W. J Myers                          1998   264,462   120,484          -             -0-            16,000         8,202
  Group Vice President-             1997   248,723   116,640          -           190,875          19,000         4,624
  U.S. Operations                   1996   238,846   123,117          -             -0-            24,416           250

E. J. Spillard                      1998   217,736    79,214          -             -0-            49,000         5,478
  Senior Vice President,            1997   207,154   120,000          -             -0-            16,000         4,750
  Finance                           1996   195,068   111,234          -             -0-            19,792           250

R. G. Hale                          1998   202,431   126,788          -             -0-            38,000         8,618
  Group Vice President-             1997   194,769   114,000          -             -0-            15,000         4,525
  International Operations          1996   185,846   105,608          -             -0-            18,909           250

G. G. Arms                          1998   158,342    44,417          -             -0-            23,000         3,181
  Vice President and                1997   150,291    73,000          -             -0-             9,000         2,988
  General Counsel;                  1996   140,808    66,178          -             -0-            10,597           250
  Corporate Secretary

----------------

 (1) Of the bonus for 1997, 75 percent was paid in cash and the remainder in restricted shares of Common Stock, the number of which was determined by dividing 25 percent of the bonus amount by the share price at the award date and, in accordance with provisions of the bonus plan, increasing that result by 15 percent. The value at the award date of the 15 percent increase was $12,600, $4,374, $4,500, $4,275 and $2,738 for Messrs.
     Jongebloed, Myers, Spillard, Hale and Arms, respectively, and is included in the amount shown in the "All Other Compensation" column.

 (2) Of the bonus for 1998, 56 percent was paid in cash and the remainder in restricted shares of Common Stock, the number of which was determined by dividing 44 percent of the bonus amount by the share price at the award date and, in accordance with provisions of the bonus plan, increasing that result by 15 percent. The value at the award date of the 15 percent increase was $14,952, $7,952, $5,228, $8,368 and $2,931 for Messrs.
     Jongebloed, Myers, Spillard, Hale and Arms, respectively, and is included in the amount shown in the "All Other Compensation" column.

 (3) Perquisites and other personal benefits paid in each year to each of the named executive officers did not exceed the lesser of $50,000 or 10 percent of such individual's total salary and bonus.

 (4) Includes the amount contributed by the Company to each individual's 401(k) Plan account in such year, as well as, for 1997 and 1998, the amounts described in notes (1) and (2).

                   OPTION EXERCISES AND YEAR-END VALUE TABLE
         AGGREGATED OPTION EXERCISES IN 1998 AND YEAR-END OPTION VALUES

    The following table sets forth information with respect to stock option exercises during 1998, and unexercised stock options held, as of the end of 1998, by the persons named in the Summary Compensation Table:



                                                                 NUMBER OF
                                                             SHARES UNDERLYING         VALUE OF UNEXERCISED
                                                                UNEXERCISED               IN-THE-MONEY
                                                                  OPTIONS                   OPTIONS
                         SHARES ACQUIRED     VALUE             AT 12-31-98                 AT 12-31-98
                           ON EXERCISE     REALIZED                (#)                         ($)
                                                       -------------------------    -------------------------
     NAME                      (#)            ($)      EXERCISABLE  UNEXERCISABLE   EXERCISABLE UNEXERCISABLE
-----------------        ---------------   ---------   -----------  -------------   ----------- -------------
J. T. Jongebloed               -0-           -0-          166,722      223,947        330,331        63,562
W. J Myers                     -0-           -0-           22,437       45,875         26,625        27,934
E. J. Spillard                 -0-           -0-           90,457       74,563        168,443        25,189
R. G. Hale                   4,730        67,994           12,504       62,455         16,412        24,665
G. G. Arms                     -0-           -0-           45,803       38,049         80,668        16,371


                               OPTION GRANT TABLE
                             OPTION GRANTS IN 1998

     The following table sets forth information with respect to stock options granted during 1998 to the persons named in the Summary Compensation Table:*

                                                                                          POTENTIAL REALIZABLE
                                                                                         VALUE AT ASSUMED ANNUAL
                                                % OF TOTAL                                RATES OF STOCK PRICE
                               NUMBER OF          OPTIONS                                APPRECIATION FOR OPTION
                          SHARES UNDERLYING     GRANTED TO   EXERCISE                             TERM (5)
                                OPTIONS        EMPLOYEES IN    PRICE     EXPIRATION     --------------------------
     NAME                 GRANTED   (1)(2)(3)      1998      ($/SH)(4)      DATE           5%                10%
----------------          -------------------  ------------  ---------   ----------     --------        ----------
J. T. Jongebloed                40,000            7.04%      18.34375      2/17/08      $461,451        $1,169,408
                               110,000           19.35%      12.50         7/9/08        864,600         2,191,200
W. J Myers                      16,000            2.81%      18.34375      2/17/08       184,580           467,763
E. J. Spillard                  14,000            2.46%      18.34375      2/17/08       161,508           409,293
                                35,000            6.16%      12.50         7/9/08        275,100           697,200
R. G. Hale                      13,000            2.29%      18.34375      2/17/08       149,972           380,058
                                25,000            4.40%      12.50         7/9/08        196,500           498,000
G. G. Arms                       8,000            1.41%      18.34375      2/17/08        92,290           233,882
                                15,000            2.64%      12.50         7/9/08        117,900           298,800

     TOTAL                     276,000           48.55%                               $2,503,901        $6,345,604

All Shareholders(6)                N/A             N/A            N/A          N/A  $205,388,444      $517,259,013

Named Executives' Gain as
  % of all Shareholders' Gain      N/A             N/A            N/A          N/A          1.22%             1.23%

---------

  (1) All options granted in February 1998 become exercisable in three equal annual increments on February 17, 1999, 2000 and 2001, and options granted in July 1998 become exercisable in four equal annual increments on July 9, 1999, 2000, 2001, and 2002. Vesting is accelerated, however, in the event of a change in control of the Company.

  (2) The Compensation Committee and/or the Board of Directors retains discretion, subject to plan limits, to modify the terms of outstanding options.

  (3) The options have a term of ten years, but are subject to earlier expiration in certain events related to termination of employment.

  (4) The exercise price and any related tax withholding obligations arising in connection with exercise may be satisfied by the optionholder's surrender of already-owned shares or by offsetting a portion of the shares issuable upon exercise, subject to certain limitations.

  (5) The dollar amounts shown in these columns are the result of computation required by SEC regulations, and are not intended to forecast future appreciation, if any, of the Company's stock price.

  (6) Potential shareholder gain is included for comparison purposes and is calculated assuming all outstanding shares at December 31, 1998 were purchased at a price of $15.42 per share, which is the unweighted average exercise price of the 1998 option grants.

  *See also "Change in Control Agreements" below for a discussion of the effect of a change in control on options or restricted stock granted under the Company's Stock Incentive Plans.

                           LONG-TERM INCENTIVE PLANS

LONG-TERM INCENTIVE PLANS

         1998 PLAN AWARDS. The following table sets forth information with respect to the potential awards of Common Stock under the Company's 1998 Long-Term Incentive Plan ("1998 Plan") to the persons named in the Summary Compensation Table. The receipt of the shares indicated will depend on the Company's performance compared to specified goals during the performance period commencing January 1, 1998 and ending December 31, 2000.


                                                                                 ESTIMATED FUTURE PAYMENT
                                                                         ---------------------------------------
                               NUMBER OF        PERFORMANCE               THRESHOLD      TARGET         MAXIMUM
          NAME                  SHARES            PERIOD                     (#)          (#)             (#)
     ---------------          ----------       ------------              ----------     --------       ---------
     J. T. Jongebloed           11,389           3 years                     2,847       11,389          17,084
     W. J Myers*                 4,209           3 years                     1,052        4,209           6,313
     E. J. Spillard              3,549           3 years                       887        3,549           5,323
     R. G. Hale                  3,301           3 years                       825        3,301           4,952
     G. G. Arms                  1,599           3 years                       400        1,599           2,398



         *Mr. Myers retired from the Company in January 1999 and is not a participant in the 1999 Plan.

         1999 PLAN AWARDS. The following table sets forth information with respect to the potential awards of Common Stock under the Company's 1999 Long-Term Incentive Plan ("1999 Plan") to the persons named in the Summary Compensation Table. The receipt of the shares indicated will depend on the Company's performance compared to specified goals during the performance period commencing January 1, 1999 and ending December 31, 2001.


                                                                                   ESTIMATED FUTURE PAYMENT
                                                                         --------------------------------------
                               NUMBER OF        PERFORMANCE               THRESHOLD      TARGET        MAXIMUM
         NAME                   SHARES            PERIOD                     (#)          (#)            (#)
     ---------------          ----------       ------------              ----------    --------      ----------
     J. T. Jongebloed            26,182           3 years                   9,818       26,182          39,273
     E. J. Spillard               8,145           3 years                   3,055        8,145          12,218
     R. G. Hale                   7,564           3 years                   2,836        7,564          11,345
     G. G. Arms                   3,773           3 years                   1,415        3,773           5,659

         OTHER TERMS. Under the 1998 Plan and the 1999 Plan (collectively, the "Long-Term Plans"), a target award of shares is established for each participant based on a percentage of the individual's salary in effect at the beginning of the applicable three-year performance period. A payout under each of the Long-Term Plans will depend on the extent to which the established performance criteria are satisfied. Target awards under the 1998 Plan are based 50 percent on EBITD performance and 50 percent on total return to shareholders as compared to a peer group of companies. Target awards under the 1999 Plan are based 25 percent on EBITD performance, 25 percent on total return to shareholders as compared to a peer group of companies, 25 percent on Common Stock performance compared to the Standard & Poor's 500 Index, and 25 percent on price appreciation of the Common Stock.

         All awards under the Long-Term Plans are to be paid in Common Stock, to the extent sufficient shares are available under the Company's 1993 Employee Stock Incentive Plan, and otherwise are to be paid in cash. Shares received under the Long-Term Plans will be restricted so that, (i) if the executive's employment terminates within one year after the shares are earned, 100 percent of the shares would be forfeited, and (ii) if the executive's employment terminates between one and two years after the award is earned, 50 percent of the shares would be forfeited, except in the event of termination of the executive's employment due to retirement, death, total disability, redundancy or change in control. Target payouts are equal to specified percentages of participants' annual base salaries in effect at the beginning of the performance period, as follows: 60 percent for Mr. Jongebloed, 40 percent for Messrs. Myers, Spillard and Hale, and 25 percent for Mr. Arms. Threshold payouts are 25 percent of the target payouts under the 1998 Plan and 37.5 percent of the target payouts under the 1999 Plan. Maximum payouts under each of the Long-Term Plans are 150 percent of the target payouts. Threshold payouts are made if performance falls within a certain range below that which is necessary to earn the target payouts. Maximum payments are made if performance exceeds by a specified amount that which is necessary to earn the target payouts. See also "Change in Control Agreements" below for a discussion of the effect of a change in control on payouts under the Long-Term Plans.

         RETIREMENT BENEFITS & CHANGE IN CONTROL ARRANGEMENTS

         RETIREMENT PLAN. The Company has a defined benefit retirement plan for its employees with different benefit formulas for salaried and hourly employees (the "Qualified Retirement Plan"). The normal monthly retirement benefit payable at age 65, or later if employment continues beyond age 65, for salaried employees is equal to 1 percent of the monthly average of the participant's highest rate of base compensation determined as of each January 1 of any five consecutive years during the ten consecutive years preceding retirement, plus
0.6 percent of the excess of compensation as so determined over the monthly average of the maximum taxable wage base used to calculate old-age benefits under the Federal Social Security Act for the 35 years ending with the year in which the participant will attain his normal retirement age under the Federal Social Security Act, multiplied by years and fractions thereof of credited service after May 1, 1990, up to 35 years. The Plan provides for actuarially reduced benefits for early retirement. Although the normal form of benefit for married participants is a joint and 50 percent survivor annuity and, for unmarried participants, a life only annuity, the Plan permits other forms of benefit payment. At December 31, 1998, credited service under the plan for Messrs. Jongebloed, Myers, Spillard, Hale and Arms was 8.67 years each, and the highest average annual compensation recognized by the Plan for each of them was $154,000, $154,000, $154,000, $154,000, and $139,400, respectively. Effective December 31, 1998, further accruals under the Plan were discontinued concurrent with the institution of the Company's enhanced Savings Plan.

         The table below illustrates the amount of annual pension benefit payable under the Plan on a straight life annuity basis beginning at age 65 to a person in a specified average salary and years of service classification using, for all years, the 1998 maximum taxable wage base used to calculate old-age benefits under the Federal Social Security Act:*

                                                                      Years of Service
                                               --------------------------------------------------------
       Remuneration                              15           20         25          30           35
       ------------                            ------       ------     ------       -----       -------
       $100,000.............................. $17,844      $23,792    $29,740      $35,688     $41,636
        125,000..............................  23,844       31,792     39,740       47,688      55,636
        150,000..............................  29,844       39,792     49,740       59,688      69,636
        175,000..............................  32,244       42,992     53,740       64,488      75,236
        200,000..............................  32,244       42,992     53,740       64,488      75,236
        225,000..............................  32,244       42,992     53,740       64,488      75,236
        250,000..............................  32,244       42,992     53,740       64,488      75,236
        300,000..............................  32,244       42,992     53,740       64,488      75,236
        400,000..............................  32,244       42,992     53,740       64,488      75,236
        500,000..............................  32,244       42,992     53,740       64,488      75,236

---------
    *In accordance with the applicable provisions of the Internal Revenue Code of 1986, annual compensation above $160,000 is disregarded in calculating benefits, and the benefits payable under the plan are limited to $130,000 annually. Both limits are subject to adjustment by the Secretary of the Treasury to reflect cost-of-living increases and are included in the above table.

         SAVINGS PLAN. The Company's 401(k) Savings Plan was enhanced significantly, effective January 1, 1999. Beginning as of that date, employees may contribute up to 20 percent of their annual compensation to the Savings Plan on a tax-deferred basis, and the Company will match 100 percent of the first 3 percent, and 50 percent of the next 2 percent, of compensation contributed by each employee. The Company will contribute an additional 3.5 percent of compensation for certain employees of its Alaska operation. All Company contributions to the Savings Plan will be made in shares of Common Stock. In addition to Common Stock, participants may direct the investment of their savings into one or more of five funds with varying degrees of investment risk and opportunity. As of January 1, 1999, participants were 100 percent vested in the Company's contributions to the Savings Plan.

    SUPPLEMENTARY EXECUTIVE RETIREMENT PLANS. The Company has two nonqualified supplementary executive retirement plans which provide retirement benefits for certain senior executives, one of which plans was implemented in 1993 and the other in 1996. The 1993 Plan provides benefits equal to 2 percent of the average of the participant's salary and annual bonus compensation for each of the five years for which such compensation was highest out of the last ten consecutive years of employment, multiplied by years of credited service of employment with the Company, Pool

Company and ENSERCH Corporation, up to 35 years, minus (i) social security benefits and (ii) retirement benefits payable to the participant pursuant to, or resulting from his participation in, any other qualified defined benefit plans of the Company, Pool Company or ENSERCH Corporation, including the Qualified Retirement Plan. The 1996 Plan provides benefits equal to 2.5 percent of the average of the participant's salary and annual bonus compensation for each of the five years for which such compensation was highest out of the last ten consecutive years of employment, multiplied by years of credited service of employment with the Company, Pool Company and ENSERCH Corporation, up to 24 years, minus (i) retirement benefits payable to the participant pursuant to, or resulting from his participation in, any other qualified defined benefit plans of the Company, Pool Company or ENSERCH Corporation, including the Qualified Retirement Plan, and (ii) benefits payable pursuant to the 1993 Plan. The benefit thus determined is payable in an actuarial equivalent lump sum amount. Messrs. Jongebloed, Myers, Spillard, Hale and Arms are eligible for benefits under such plans. At December 31, 1998, credited service under these plans for Messrs. Jongebloed, Myers, Spillard, Hale and Arms was 20.3, 10.9, 19.0, 27.1 and 23.2 years, respectively, and the highest average annual compensation recognized by the plans for each of them was $632,969, $336,127, $276,597, $274,883 and $192,137, respectively.

         The table below illustrates the amount of annual pension benefit that would be payable under the supplementary plans on a straight life annuity basis beginning at age 65 to a person in a specified average salary and years of service classification using for all years the maximum Social Security primary insurance amounts for a worker retired at age 65 in 1999 and estimated retirement benefits payable under the Company's current qualified defined benefit retirement plan:*

                                                                   Years of Service
                                              ---------------------------------------------------------
       Remuneration                              15           20         25          30           35
       ------------                           -------      -------    -------      -------     --------
       $100,000.............................. $19,656      $26,208    $30,260      $24,312     $18,364
        125,000..............................  23,031       30,708     35,260       27,312      19,364
        150,000..............................  26,406       35,208     40,260       30,312      20,364
        175,000..............................  33,381       44,508     51,260       40,512      30,788
        200,000..............................  42,756       57,008     66,260       55,512      48,288
        225,000..............................  52,131       69,508     81,260       70,512      65,788
        250,000..............................  61,506       82,008     96,260       85,512      83,288
        300,000..............................  80,256      107,008    126,260      115,512     118,288
        400,000.............................. 117,756      157,008    186,260      175,512     188,288
        500,000.............................. 155,256      207,008    246,260      235,512     258,288
        600,000.............................. 192,756      257,008    306,260      295,512     328,288
        700,000.............................. 230,256      307,008    366,260      355,512     398,288

---------

   *The annual benefits shown in the table have been reduced by the amount of any retirement benefits payable pursuant to other qualified defined benefit plans of the Company and other required offset items, but does not reflect the offset which will be made for any benefits payable under any applicable ENSERCH Corporation retirement plan (see text above).


         POOL COMPANY RETIREMENT PLAN. Prior to the Company's acquisition of Pool Company, Pool Company had a defined benefit retirement plan (which was merged into the ENSERCH Corporation Retirement and Death Benefit Program) that provided for a fixed benefit for salaried employees upon retirement at age 65. Participants who were employees of the Company ceased to accrue further benefits thereunder on the completion of the Company's acquisition of Pool Company. Payments under this plan are offsets under the supplemental executive retirement plans discussed above.

Pursuant to the terms of such plan, Messrs. Jongebloed, Myers, and Spillard are entitled to annuity payments of $19,635, $3,299, and $12,226, respectively, per annum for life commencing upon normal retirement at age 65. Messrs. Hale and Arms were not participants in such plan.

     CHANGE IN CONTROL AGREEMENTS. Messrs. Jongebloed, Spillard, Hale and Arms have entered into change in control agreements with the Company that set forth certain benefits that the Company will provide to such officers in the event of a "change in control" or a "potential change in control" of the Company, as defined in the agreements. Such agreements continue in effect until terminated by the Company upon specified notice and continue for three years following a change in control of the Company and for the duration of any potential change in control. The proposed Nabors Merger would constitute a "change in control" as contemplated by the subject agreements. The agreements each provide that if a change in control occurs, the officer shall be entitled to receive upon the occurrence of the "change in control" an amount equal to the "target amount" provided for in each of the Long-Term Plans that is then in effect in which the officer participates. Such payment is to be made in shares of Common Stock to the extent the Long-Term Plan provides for payment in stock and to the extent shares are available for such purpose, and otherwise such amount is to be paid in cash. The agreements also provide that all stock options of the officer will become fully vested upon a change in control, and provide that if the officer's employment is terminated by the Company or if the officer elects to terminate employment under certain circumstances defined as "good reason" within three years following a change in control of the Company, or if the officer's employment is terminated while there exists a potential change in control and a change in control thereafter occurs within a certain period of time, the officer will be entitled to a lump sum severance payment. Such severance payment is to be equal to (i) three times the officer's annual base salary (but not in excess of the aggregate base salary that could be earned up to the officer's normal retirement date), (ii) an amount equal to three times the bonus award for achieving the target performance goals provided for in the Company's management bonus plan for the year preceding that in which the change in control occurs, and (iii) at the officer's election, the value over the exercise price of unexercised stock options. In addition, the officer shall be entitled to a three-year continuation of certain employee benefits, two additional years of service credit under the Company's retirement program, and reimbursement of certain legal fees, expenses, and any applicable excise taxes. The Company has similar agreements with 12 other key employees.

                Comparison of Five Year Cumulative Total Return*

                       Among Pool Energy Services Co.,

                 A Peer Group Index and Standard & Poor's 500**







         [Performance Graph appears here. Plot points are listed below]


                                                                   YEARS ENDING

COMPANY NAME/INDEX                       DEC.94        DEC.95         DEC.96        DEC.97        DEC.98
--------------------------               ------        ------         ------        ------       -------
Pool Energy Services Co.                  88.52        124.59         201.64        291.80        141.81
S&P 500 Index                            101.32        139.40         171.40        228.59        293.91
Peer Group Index                          89.52        141.84         253.79        340.52        124.54



Assumes $100 invested on December 31, 1993 in Pool Energy Services Co. Common Stock, the Standard & Poor's 500 index and a peer group consisting of the following ten companies: Atwood Oceanics, Inc., Baker Hughes Incorporated, ENSCO International Incorporated, Global Marine Inc., Noble Drilling Corporation, Parker Drilling Company, Pride International, Inc., Rowan Companies, Inc., Tuboscope Inc. and Weatherford Enterra, Inc. Peer Group returns have been weighted according to market capitalization.

*Total Return Assumes Reinvestment of Dividends
**Fiscal Year Ending December 31

Security Ownership of Certain Beneficial Owners and Management

         The following table sets forth certain information concerning the number of shares of Common Stock owned beneficially, as of December 31, 1998, by each person known to the Company to own more than 5 percent of the outstanding shares of Common Stock, and as of February 1, 1999, by (i) each director of the Company, (ii) each executive officer listed in the Summary Compensation Table, and (iii) all directors and executive officers of the Company as a group. No shares of any other class of equity securities are outstanding.


                                                                                        Beneficial Ownership
                                                                                 --------------------------------
                                                                                                         Percent
                      Name of Beneficial Owner                                     Shares                of Total
---------------------------------------------------------------------------      ---------              ---------
Nabors Industries, Inc. ...................................................      2,209,500 (1)              10.5%
Alton Anthony Gonsoulin, Jr................................................      2,000,000 (2)               9.5%
J. T. Jongebloed...........................................................        240,541 (3)(4)            1.1%
Dennis R. Hendrix..........................................................         10,000 (3)                 *
John F. Lauletta...........................................................             -0-                    *
William H. Mobley..........................................................         20,200 (3)(5)              *
Joseph R. Musolino.........................................................         14,000 (3)(6)              *
James L. Payne.............................................................         13,000 (3)(7)              *
R. G. Hale.................................................................         41,181 (3)(8)              *
W. J Myers.................................................................         84,919 (3)(9)              *
E. J. Spillard ............................................................        118,973 (3)(10)             *
G. G. Arms.................................................................         63,541 (3)(11)             *
All directors and executive officers as a group (11 persons)...............        626,576 (3)(12)           2.9%

---------

   *Less than 1%

     (1) Based upon an amended Schedule 13D filed on November 20, 1998; powers to dispose and vote are shared with a wholly owned subsidiary.

     (2) Based upon an amended Schedule 13D filed on September 18, 1998; 769,231 of such shares are held in escrow to fund indemnity obligations to the Company through March 31, 2000; the escrowed shares must be voted as directed by the Company through March 31, 2000, unless sooner converted into cash in accordance with the terms of the escrow agreement.

     (3)  Sole voting and dispositive power when acquired.

     (4) Includes 195,250 shares which may be acquired through the exercise of stock options that are currently exercisable or will become exercisable within 60 days after February 1, 1999.

     (5) Includes 16,000 shares which may be acquired through the exercise of stock options that are currently exercisable or will become exercisable within 60 days after February 1, 1999.

     (6) Includes 14,000 shares which may be acquired through the exercise of stock options that are currently exercisable or will become exercisable within 60 days after February 1, 1999.

     (7) Includes 13,000 shares which may be acquired through the exercise of stock options that are currently exercisable or will become exercisable within 60 days after February 1, 1999.

     (8) Includes 21,564 shares which may be acquired through the exercise of stock options that are currently exercisable or will become exercisable within 60 days after February 1, 1999.

     (9) Includes 68,312 shares which may be acquired through the exercise of stock options that are currently exercisable or will become exercisable within 60 days after February 1, 1999.

     (10) Includes 100,071 shares which may be acquired through the exercise of stock options that are currently exercisable or will become exercisable within 60 days after February 1, 1999.

     (11) Includes 51,118 shares which may be acquired through the exercise of stock options that are currently exercisable or will become exercisable within 60 days after February 1, 1999.

     (12) Includes 484,400 shares which may be acquired through the exercise of stock options that are currently exercisable or will become exercisable within 60 days after February 1, 1999.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and officers, and persons who own more than 10 percent of a registered class of the Company's equity securities (collectively, the "Reporting Persons"), to file with the Securities and Exchange Commission initial reports of beneficial ownership and reports of changes in beneficial ownership of Common Stock and other equity securities of the Company. To the Company's best knowledge, all of the reports required to be filed by the Reporting Persons under Section 16(a) during or in respect of the year 1998 were filed on a timely basis, except that one report filed on behalf of W. H. Mobley with respect to a 5,000 share sale in March 1998 was filed after the due date.

2.       RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

         The Audit/Finance Committee of the Board of Directors has appointed Deloitte & Touche LLP as independent certified public accountants to audit and express an opinion on the Company's financial statements for the year ending December 31, 1999. Deloitte & Touche LLP has served as the Company's independent auditors since 1988. Ratification of the appointment of Deloitte & Touche LLP requires the affirmative vote of the holders of a majority of the shares present or represented by proxy and entitled to vote at the Annual Meeting.

         A representative of Deloitte & Touche LLP will attend the Annual Meeting and will have the opportunity to make a statement if he desires to do so and to respond to appropriate questions.

         In the event the shareholders fail to ratify the appointment of Deloitte & Touche LLP as the Company's independent auditors, it is not anticipated that Deloitte & Touche LLP would be replaced in 1999. A non-ratification would, however, be considered by the Audit/Finance Committee in selecting the Company's independent auditors for 2000.


       THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" RATIFICATION OF THE
         APPOINTMENT OF DELOITTE & TOUCHE LLP AS INDEPENDENT AUDITORS.

3.       OTHER MATTERS WHICH MAY COME BEFORE THE ANNUAL MEETING

         The Company knows of no matters other than those stated above which are to be brought before the Annual Meeting. However, if any other matters do properly come before the Annual Meeting, the enclosed form of proxy authorizes the named persons to vote all of the shares of Common Stock represented by such proxy in accordance with their best judgment with respect to any such matter.

                  INFORMATION CONCERNING SHAREHOLDER PROPOSALS

         Although it is expected that the proposed Nabors Merger will have occurred, if there is an Annual Meeting of Shareholders of the Company in 2000 it would be held on May 4, 2000. A shareholder intending to present a proposal at such Annual Meeting would be required to deliver such proposal, along with any supporting statement, in writing, to the Corporate Secretary at the Company's principal offices no later than December 4, 1999 in order for such proposal to be considered for inclusion in the Company's Proxy Statement and form of proxy relating to the meeting. If such proposal is received by the Company 45 days or less prior to the anniversary of the mailing date of this Proxy Statement, the persons named as proxy in the Company's 2000 proxy materials will have the discretionary authority to vote on the proposal in accordance with their best judgment without disclosure in the Proxy Statement of how they intend to vote on the proposal.

         A copy of the Company's Annual Report for the year ended December 31, 1998 as filed with the Securities and Exchange Commission is being mailed to shareholders with this Proxy Statement. The Annual Report is not to be regarded as proxy soliciting material.

         Whether or not you intend to attend the Annual Meeting, you are urged to execute and return promptly the enclosed form of proxy. If you attend the meeting and wish to vote your stock in person, you may do so.

                                        By Order of the Board of Directors,


                                        /s/ Geoffrey Arms
                                        Geoffrey Arms
                                        Corporate Secretary



DATED:   April 6, 1999

                                  DETACH HERE


                                     PROXY


                            POOL ENERGY SERVICES CO.


             ANNUAL MEETING OF SHAREHOLDERS TO BE HELD MAY 6, 1999

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


     The undersigned hereby appoints J.T. Jongebloed, J.R. Musolino and J.L. Payne, and each of them, attorneys and agents, with full power of substitution, to vote as proxies all the shares of Common Stock of Pool Energy Services Co. standing in the name of the undersigned at the Annual Meeting of Shareholders to be held at 10375 Richmond Avenue, Houston, Texas at 10:00 a.m., Houston time, on Thursday, May 6, 1999, and at any adjournment thereof, in accordance with the instructions noted on the reverse side, and with discretionary authority with respect to such other matters, not known or determined at the time of the solicitation of this proxy, as may properly come before said meeting or any adjournment thereof.


-------------                                                     -------------
 SEE REVERSE      CONTINUED AND TO BE SIGNED ON REVERSE SIDE       SEE REVERSE
     SIDE                                                              SIDE
-------------                                                     -------------

                                  DETACH HERE

--- PLEASE MARK                                                            ____
 X  VOTES AS IN                                                                |
--- THIS EXAMPLE                                                               |

   RECEIPT OF THE NOTICE OF MEETING AND PROXY STATEMENT IS HEREBY ACKNOWLEDGED. THE UNDERSIGNED HEREBY REVOKES ANY PROXIES HERETOFORE GIVEN AND DIRECTS SAID ATTORNEYS TO ACT OR VOTE AS FOLLOWS:

   1. ELECTION OF DIRECTORS
      NOMINEES: Dennis R. Hendrix, John F. Lauletta

                  FOR             WITHHELD

                  [ ]                [ ]

   [ ]
       ----------------------------------------
        For all nominees except as noted above

                                   FOR  AGAINST   ABSTAIN
   2. PROPOSAL TO RATIFY THE
      APPOINTMENT OF DELOITTE &    [ ]    [ ]       [ ]
      TOUCHE LLP AS INDEPENDENT
      AUDITORS FOR THE YEAR 1999.

      THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD
      OF DIRECTORS AND WILL BE VOTED IN ACCORDANCE
      WITH THE SHAREHOLDER'S SPECIFICATIONS HEREON.
      IN THE ABSENCE OF SUCH SPECIFICATION, THIS PROXY
      WILL BE VOTED IN FAVOR OF EACH NOMINEE FOR
      DIRECTOR AND "FOR" THE PROPOSAL TO RATIFY THE
      APPOINTMENT OF DELOITTE & TOUCHE L.L.P.

   PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY
   PROMPTLY USING THE ENCLOSED ENVELOPE.

    MARK HERE                      MARK HERE
   FOR ADDRESS  [ ]             IF YOU PLAN TO  [ ]
   CHANGE AND                      ATTEND THE
   NOTE AT LEFT                      MEETING

   Joint owners must EACH sign, Please sign EXACTLY as your name(s) appear(s) on this card. When signing as an attorney, trustee, executor, administrator, guardian or corporate officer, please give your FULL TITLE.


Signature:                                 Date:
           -------------------------------       ------------------
Signature:                                 Date:
           -------------------------------       ------------------